EX-16

              LETTER ON CHANGE IN CERTIFYING ACCOUNTANT


George Brenner
Certified Public Accountant
10680 West Pico Boulevard, Suite 260
Los Angeles, California 90064
(310) 202-6445


April 28, 2003


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madame:

     This firm is addressing this letter in connection with the filing of a Form 8-K to reflect this firm's resignation as principal accountant for Point Group Holdings, Incorporation, a Nevada corporation, in compliance with Item 304(a)(3) of Regulation S-B. This firm agrees with the statements made by the Registrant (attached) in response to Item 304(a)(1) of Regulation S-B as set forth in the attached Form 8-K.

                                       Sincerely,


                                       /s/  George Brenner
                                       George Brenner, CPA